Exhibit 3.7(a)

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:01 AM 08/01/1997 971257973 — 2554931
RESTATED
CERTIFICATE OF INCORPORATION
OF
ORTHO EXCEL, INC.
(Originally incorporated October 24, 1995
under the name Endow HealthCare Designs, Inc.)
FIRST:
     ARTICLE 1. Name. The name of the Corporation is Ortho Excel, Inc.
     ARTICLE 2. Registered Office and Registered Agent. The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805 (County of New Castle). The name of its registered agent at such address is Corporation Service Company .
     ARTICLE 3. Purposes. The nature of the business or purposes to be conducted by the Corporation is as follows:
     (a) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     (b) To purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, trade, deal in, and deal with, personal property, contracts, choses in action, investments and general intangibles, all of every class and description.
     (c) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of, intellectual property, including, but not limited to, patents, copyrights, trademarks, tradenames, trade secrets and the know-how and show-how thereof, relating to or useful in connection with any business of the Corporation.
     (d) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the share of capital stock, scrip, warrants, rights, bonds, debentures, notes trust receipts, and other securities, obligations, choses in action and evidence of indebtedness or interest issued or created by any corporations, joint stock companies, limited liability companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement of their value.
     (e) To borrow or raise moneys for any of the purposes of the Corporation, and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidence of indebtedness, and to secure the payment of any of the above and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of those bonds or other obligations of the Corporation for its corporate purposes.
     (f) To purchase, receive, take by grant, gift, devise, bequest, or otherwise lease, or otherwise acquire, own, hold improve, employ, use and otherwise deal in or with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property any assets or any interest therein, wherever situated.
     (g) In general, to possess and exercise all of the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as those powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
     (h) The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this Corporation, and the powers and purposes stated in each clause shall, except where otherwise stated, be in no way limited or restricted by any term or provision of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributetively as each object expressed, and the enumeration as to specific powers shall not be construed to limit in any manner the aforesaid general powers, but are in furtherance of, and in addition to and not in limitation of those general powers.
     ARTICLE 4. Capitalization. The total number of shares of stock which the Corporation is authorized to issue is Ten Million (10,000,000) shares, each being common stock and having a par value of one ten-thousandth of one cent ($.000001), and which shares shall be divided into the classes and have such special preferences, rights or powers as follows:
1.	Eight Million Four Hundred Fifty Thousand (8,450,000) of such shares shall be known as “Class A Voting Common Stock” and they shall have the right to vote on each and every matter or issue as may from time to time be presented to the shareholders for a vote.

2.	One Million Five Hundred Fifty Thousand (1,550,000) of such shares shall be known as

“Class B Non-Voting Common Stock” and they shall not have the right to vote on any matter or issue presented to the shareholders for a vote, including the right to amend this Certificate of Incorporation, except as provided in Article 11 hereof.
     Except for the differences between the Class A and Class B Common Stock provided above and elsewhere in this Certificate, all such shares shall otherwise have the same preferences, special rights and powers as may be provided by law.
     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to reserve for further issue any authorized, but unissued, shares or treasury shares for such purposes as it deems reasonable or in order to satisfy the Corporations agreements and other obligations.
     ARTICLE 5. Incorporator. The name and mailing address of the sole incorporator is as follows:

NAME	ADDRESS

Jack C. Butler	SWEDLOW, BUTLER, INMAN, LEVINE & LEWIS
10 West Broad Street, Suite 2400
Columbus, Ohio 43215
     ARTICLE 6. Duration. The Corporation is to have perpetual existence.
     ARTICLE 7. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

     ARTICLE 8. Waiver of Written Ballots. Election of directors need not be written ballot unless the bylaws of the Corporation shall so provide.
     ARTICLE 9. Meeting of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.
     ARTICLE 10. Corporate Books. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.
     ARTICLE 11. Amendments. None of the provisions of this Certificate of Incorporation may be amended, modified or rescinded except by the affirmative vote of a majority of all of the holders of the Class A Voting Common Stock of the Corporation entitled to vote generally in the election of directors, considered for such purpose as one class, except that should the purpose of such amendment be to increase or decrease the aggregate number of authorized shares of the Class B Non-Voting Common Stock, to increase or decrease the par value of the Class B Non-Voting Common Stock, or to adversely alter or change preferences, special rights or powers of the Class B Non-Voting Common Stock, then all holders of the Class B Non-Voting Common Stock shall be entitled to vote on such amendment, considered for such purposes as one class.
     The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon shareholders or directors are granted subject to this reservation.

     ARTICLE 12. Compromise or Arrangements With Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees of dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, by binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     ARTICLE 13. Limit on Directors’ Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent required by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit.
     The Board of Directors is hereby expressly authorized to adopt from time to time Bylaw provision, or to cause the Corporation to enter into Agreements, with respect to the indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interest of the Corporation and to the extent permitted by law.
     ARTICLE 14. No Preemptive Rights. The holders of the capital stock of this Corporation shall not have preemptive rights to subscribe for any shares of any class of stock of the Corporation, whether now or hereafter authorized.
     ARTICLE 15. Business Combination With Interested Stockholder. Section 203 of Title 8 of the Delaware Code, pertaining to restrictions on business combinations with interested shareholders, or such similar statutes as may be enacted from time to time, is hereby expressly rejected.
     ARTICLE 16. Shareholder Liability. The private property or assets of the shareholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts, obligations or liabilities of the Corporation.
     ARTICLE 17. Majority Vote. Except as otherwise required by law, the approval of a majority of the outstanding shares generally entitled to vote in an election of Directors shall be required on all matters on which such shares are entitled to vote. In the event that the Class B Non-Voting Common Stock is required to vote on any matter as provided herein or by law, then the approval of a majority of the outstanding shares of the Class B Non-Voting Common Stock shall be required.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and does further amend the provisions of the Corporation Certificate of Incorporation and having been duly adopted by the Board of Directors of the Corporation in accordance with the provision of Section 245 of the General Corporation Laws of the State of Delaware, has been duly executed this 29th day of July, 1997, by Richard D. D’Enbeau, its authorized officer.

ORTHO EXCEL, INC.
BY:	Richard D. D’Enbeau
Richard D. D’Enbeau
President/CEO of Ortho Excel, Inc.

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
ORTHO EXCEL, INC.
     ORTHO EXCEL, INC. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:
     1. Article 4 of the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting such Article in its entirety and inserting in lieu thereof the following:
     ARTICLE 4. Capitalization. The total number of shares of stock which the Corporation is authorized to issue is One Thousand (1,000) shares, each being Common Stock and having a par value of one ten-thousand of one cent ($0.000001), which shares shall be Class A Voting Common Stock and shall have the right to vote on each and every matter or issue as may from time to time be presented to the stockholders for a vote.
     2. This amendment to the Corporation of Incorporation was authorized by unanimous written consent of the Board of Directors of the Corporation and thereafter by unanimous written consent of all of the stockholders of the Corporation.
     3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
     IN WITNESS WHEREOF, Ortho Excel, Inc. has caused this Certificate to be signed by its duly authorized officer this 5 day of November, 1998.

ORTHO EXCEL, INC.
By:	/s/ Dale L. Stegall
	Name:	DALE L. STEGALL
	Title:	SECRETARY

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:31 AM 11/05/1998 981426587 — 2554931

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
* * * * *
ORTHO EXCEL, INC.
     Ortho Excel, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That the Board of Directors of said corporation, by written consent dated September 3, 2003, have declared advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Ortho Excel, Inc. be amended by changing Article 2 thereof so that, as amended, said Article shall be and read as follows:
“Registered Officer and Registered Agent. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801 (County of New Castle). The name of its registered agent at such address is The Corporation Trust Company.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said Ortho Excel, Inc. has caused this certificate to be signed by Alex Jenkins, its Assistant Secretary, this 3rd day of September, 2003.

By:	/s/ Alex Jenkins
Alex Jenkins, Asst. Secretary

State of Delaware Secretary of State Division of Corporations Delivered 11:47 AM 09/08/2003 FILED 11:41 AM 09/08/2003 SRV 030576893 — 2554931 FILE